EXHIBIT 10.30

Confidential Treatment Requested
Certain portions of this exhibit, as indicated by ***, have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been separately filed with the Securities and Exchange Commission.

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (the "Agreement") is entered into between C.F. Martin & Co., Inc., a Pennsylvania Corporation having a business address of 510 Sycamore Street, Nazareth, PA 18064 ("Martin"), and Applied DNA Sciences, a Delaware Corporation having a business address of 25 Health Sciences Drive, Suite 215, Stony Brook, NY 11790 ("ADNAS")(Martin and ADNAS are collectively referred to as the "Parties"), on June 30, 2011 (the "Effective Date").

RECITALS

Martin designs and manufactures musical instruments such as acoustic guitars, strings for acoustic guitars, and related guitar components and accessories. Martin is the largest producer of acoustic guitars in the United States and is highly regarded around the world for creating some of the finest instruments and introducing innovations that have become industry standards in the music products industry. Established in 1833, Martin is one of the oldest surviving makers of guitars in the world.

Martin recognizes that counterfeit acoustic guitars and guitar strings bearing the Martin name and trademarks are manufactured and sold around the world, and that sophisticated counterfeiters produce guitars with a high degree of likeness to an authentic Martin guitar. Sales of counterfeit guitars diminish sales of authentic Martin guitars and counterfeit guitars diminish the goodwill associated with the Martin name. Martin desires to combat counterfeiting of its musical instruments, strings, and related components and accessories with advanced authentication technology.

ADNAS is an innovator in anti-counterfeit technology. ADNAS develops and implements novel vehicles and protocols for labeling and authenticating a wide array of articles with plant and plant-derived DNA. ADNAS has developed plant and plant-derived DNA markers and methods for labeling and authenticating products, including musical instruments, and authenticating the originality of products labeled with its DNA markers. The platform formulations, techniques, and know-how are proprietary to ADNAS.

ADNAS desires to expand its customer base to include manufacturers of musical instruments and musical instrument components, including manufacturers of guitars and guitar strings. As part of its marketing and publicity efforts, ADNAS desires that Martin identify ADNAS as a supplier of anti-counterfeit technology used to label Martin guitars, guitar strings, components, and accessories.

Martin and ADNAS desire to enter into an agreement to develop new techniques and know-how for labeling guitars and guitar strings with DNA markers, such that the new techniques and know-how are compatible with the unique attributes of Martin's guitars and guitar strings, and do not negatively affect the sound quality produced by these guitars and guitar strings. Martin and ADNAS desire to utilize and promote the use of the new techniques and know-how for labeling and authenticating guitars and guitar strings using DNA markers.

Confidential Treatment Requested

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual promises, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1
DEVELOPMENT PROGRAM

1.1         The Parties recognize and acknowledge that prior to the Effective Date of this Agreement, the Parties jointly developed and created techniques and know-how for labeling guitars and guitar strings with DNA markers. The Parties agree that such jointly developed techniques, and know-how are within the scope of this Agreement, and that all Articles of this Agreement shall apply retroactively to all efforts undertaken to jointly develop techniques and know-how for labeling guitars and guitar strings with DNA markers, as well as to all techniques and know-how jointly developed by the Parties prior to the Effective Date of this Agreement. As used in this Agreement, the term "guitars" includes guitar components and guitar accessories.

A.           Martin acknowledges that the platform technology for creating and developing DNA markers, and formulating them in vehicles for anti-counterfeiting and authentication applications is proprietary to ADNAS.

B.            Martin acknowledges that DNA markers created by ADNAS specifically for Martin's guitars and guitar strings are stored and archived by ADNAS.

1.2          Immediately following execution of this Agreement, the Parties shall commence activity to continue to jointly develop, create, and apply techniques and know-how for labeling guitars and guitar strings with DNA markers. "DNA markers" include compositions of plant and/or plant-derived polynucleotides having any length or sequence, having any number of strands, and with or without a detectable label.

1.3          Martin may, from time to time, request ADNAS to research and produce new DNA markers, buffers, materials, and reagents for labeling guitars or guitar strings with DNA markers. The Parties agree to confer about the cost, scope, and feasibility of any such request, and thereafter, ADNAS may decline the request in its discretion.

1.4          Martin may use DNA markers provided by ADNAS in research relating to, among other things, the compatibility of the markers with acoustic guitars and guitar strings, suitable locations on acoustic guitars and guitar strings for labeling with DNA markers, the effect of labeling on the sound quality produced by a labeled acoustic guitar or guitar string, the ideal stage of manufacture of an acoustic guitar or guitar strings for labeling, the impact of environmental conditions on the DNA makers over time, the relative ease of identifying the locations of the label on the guitar or the guitar strings, and the relative ease of reverse engineering the label.

Confidential Treatment Requested

1.5          ADNAS shall provide:

DNA markers composed of plant and/or plant-derived DNA; Buffers, materials, and reagents and instructions for storing DNA markers; Reagents, materials, and instructions for labeling products with DNA markers; Expertise for manufacturing DNA markers; Expertise for labeling products with DNA markers; Expertise for authenticating products labeled with DNA markers.

1.6           Martin shall provide:

Guitars, guitar strings, and guitar components and accessories; Expertise for manufacturing guitars and guitar strings; Expertise on sound quality for guitars and guitar strings; Non-proprietary expertise for packaging, promoting, marketing, and distributing guitars and guitar strings, on an as-needed basis and for the limited purpose of fulfilling Martin's duties under this Agreement.

1.7          Martin and ADNAS agree that time is of the essence and therefore agree to use their best efforts to complete the development and creation of techniques and know-how for labeling guitars and guitar strings with DNA markers. "Best efforts" are those steps that a commercially reasonable party in the position of Martin or ADNAS would take under the same circumstances.

ARTICLE 2
FUNDING

2.1           Each party shall bear and be responsible for its own expenses and costs relating to all materials, supplies, reagents, licenses, labor, and work on the development and creation of techniques and know-how for labeling guitars and guitar strings with DNA markers in accordance with this Agreement.

ARTICLE 3
EXCLUSIVITY

3.1           ADNAS and Martin agree not to sell, offer for sale, enter into any agreement with any third party for the future sale of, advertise, or market, anywhere in the world, subject to paragraph 3.1A below, any jointly developed technique for labeling guitars or guitar strings with DNA markers for a period of six (6) months beginning on the Effective Date of this Agreement (the "Period of Exclusivity").

Confidential Treatment Requested

A.            During the Period of Exclusivity, ADNAS may sell, offer for sale, or enter into any agreement for the future sale of any jointly developed technique for labeling guitars or guitar strings with DNA markers to the following companies:***, and other companies agreed upon in writing by the Parties.

3.2           Martin shall purchase DNA markers exclusively from ADNAS during the term of this Agreement or during the Period of Exclusivity, whichever is longer.

ARTICLE 4
PUBLICITY

4.1           Each party agrees to recognize and acknowledge the other party as an innovator of techniques for labeling guitars and guitar strings using DNA markers in all information, publications, data, advertising, marketing, promotional materials, and publicity, if any, relating to jointly developed techniques, guitars or guitar strings labeled using jointly developed techniques, or materials or kits for labeling guitars or guitar strings using jointly developed techniques.

4.2           Martin and ADNAS agree that, during the Period of Exclusivity, all information, data, advertising, and publicity, if any, relating to guitars or guitar strings labeled with DNA markers, or labeled using jointly developed techniques for labeling guitars or guitar strings with DNA markers shall be jointly managed by Martin and ADNAS. During the Period of Exclusivity, publication of information, experiments, data, test results, abstracts, posters, and other public presentations by ADNAS pertaining to jointly developed techniques for labeling guitars or guitar strings with DNA markers shall take place only with the express written consent of Martin, which consent shall not be unreasonably withheld.

4.3           Martin agrees that ADNAS shall not be required to obligate purchasers from or licensees of ADNAS of DNA markers, materials, kits, reagents, or techniques for labeling guitars or guitar strings with DNA markers, whether or not jointly developed by Martin and ADNAS, to acknowledge or identify Martin on any product labeled with a DNA marker, or on any packaging or case provided with a product labeled with a DNA marker, subject to paragraph 4.4 below.

4.4           ADNAS shall use commercially reasonable efforts to require any purchasers from and any licensees of ADNAS of techniques for labeling guitars or guitar strings with DNA markers jointly developed by Martin and ADNAS to acknowledge and identify Martin and ADNAS as joint developers of techniques for labeling guitars or guitar strings with DNA markers on any and all information, brochures, presentations, publications, data, advertisements, advertising materials, marketing materials, promotional materials, press releases, articles, literature, or other materials (the "Promotional Materials") about, relating to, or describing the source, origin, or the development of the jointly developed techniques for labeling guitars or guitar strings with DNA markers, if and when said purchasers or licensees present, exhibit, demonstrate, publish, distribute, or otherwise communicate such Promotional Materials in any form, during, in, or on websites, social media, trade journals, trade shows, trade magazines, newspapers, newsletters, programs, or other forum.

Confidential Treatment Requested

4.5           ADNAS agrees to use commercially reasonable efforts to acknowledge and identify Martin as a joint developer of techniques for labeling guitars or guitar strings with DNA markers in all information, brochures, publications, data, advertisements, advertising materials, marketing materials, promotional materials, press releases, articles, literature, or other materials about or relating to guitars or guitar strings labeled with DNA markers using these techniques, presented, exhibited, demonstrated, published, distributed, or otherwise communicated, in any form, during, in, or on websites, social media, trade journals, trade shows, trade magazines, newspapers, newsletters, programs, or other forum about or relating to the manufacture, labeling, or authentication of musical instruments.

4.6           Martin agrees to use commercially reasonable efforts to acknowledge and identify ADNAS as a joint developer of techniques for labeling guitars or guitar strings with DNA markers in all information, brochures, publications, data, advertisements, advertising materials, marketing materials, promotional materials, press releases, articles, literature, or other materials about or relating to guitars or guitar strings labeled with DNA markers using these techniques, presented, exhibited, demonstrated, published, distributed, or otherwise communicated, in any form, during, in, or on websites, social media, trade journals, trade shows, trade magazines, newspapers, newsletters, programs, or other forum about or relating to the manufacture, labeling, or authentication of musical instruments.

4.7           Neither party shall use the other party's trademarks in any way in any marketing, advertising, promotional, or other materials without the prior written consent of the other party.

ARTICLE 5
INVENTIONS AND PATENTS

5.1           All patents, patent applications, know-how, or other proprietary information existing before this Agreement, and disclosed under this Agreement and the confidentiality provisions described in Article 6 of this Agreement, shall remain the property of the disclosing party.

5.2           The Parties shall jointly own all inventions, whether patentable or not, conceived or first reduced to practice, together with all technical information and know-how relating to techniques or know-how for labeling guitars or guitar strings with DNA markers developed jointly in the course of this Agreement.

Confidential Treatment Requested

5.3           The Parties agree to confer about all decisions concerning the selection of patent counsel and the filing and prosecuting of patent applications, if any, in the United States and in any international jurisdiction, relating to jointly developed techniques or know-how for labeling guitars or guitar strings with DNA markers.

5.4           Each party shall have the right to use jointly developed techniques or know-how for labeling guitars or guitar strings without the permission of the other party. For any jointly owned patents or patent applications, each party shall have the right to make, use, or sell products or processes covered by claims in the patents or patent applications without the permission of the other party.

5.5            Neither party may sell, offer for sale, gift, transfer, assign, encumber, pledge, or license jointly owned patents or patent applications to any third party without the prior written consent of the other party.

5.6           Each party agrees to supply all information and evidence of which it has knowledge or possession, relating to the making and practice of any inventions relating to jointly developed techniques or know-how for labeling guitars or guitar strings, to testify in any legal proceeding relating thereto, to execute all instruments proper to patent or evidence ownership of the inventions in the United States of America and foreign countries, and to execute all instruments proper to carry out the intent of this Agreement.

5.7           Each party shall maintain suitable agreements with their respective employees and agents such that title to any inventions described in this Article can be transferred free of any kind of ownership interest by such employees and agents.

5.8           The Parties shall jointly own and equally bear all responsibility, including costs and fees, for filing, prosecuting, and maintaining any patent applications or patents issuing from the applications relating to jointly developed techniques or know-how for labeling guitars or guitar strings with DNA markers in the United States.

5.9           The Parties agree to confer about ownership, and responsibility for payment of costs and fees for filing, prosecuting, and maintaining any patent applications or patents issuing from the applications relating to jointly developed techniques or know-how for labeling guitars or guitar strings with DNA markers in any international jurisdiction.

Confidential Treatment Requested

ARTICLE 6 CONFIDENTIAL TREATMENT OF INFORMATION

6.1           The Parties agree that all information relating to DNA markers and techniques and know-how for labeling guitars and guitar strings with DNA markers developed under this Agreement shall be considered proprietary and confidential to the Parties, and neither party may disclose such information without the prior written consent of the other party, except that Martin or ADNAS may disclose such information in the context of preparing, filing, and prosecuting patent applications as set forth in Article 5 of this Agreement. In addition to the foregoing, both parties have confidential and proprietary technical and business information that they are willing to disclose to each other for furthering the purpose of this Agreement, all of which shall be disclosed or used under the following terms and conditions:

A.            Martin and ADNAS are willing to obtain or disclose to each other confidential and proprietary technical business information of the type and for the purpose mentioned above with the understanding that the party receiving the information (the "Receiving Party") agrees to receive all information in confidence and to use such information solely for the purpose stated above. For the term of this Agreement, each party grants to the other party the limited right to use any Confidential Information disclosed by the party, for the limited purposes of jointly developing techniques and know-how for labeling guitars and guitar strings with DNA markers. The Parties shall not use the Confidential Information for any purposes other than fulfilling their respective duties under this Agreement.

(i).   "Confidential Information" means all nonpublic information, whether in oral, written, recorded, electronic, or other form, that the party disclosing the information (the "Disclosing Party") designates as being confidential, or which, under the circumstances surrounding disclosure, the Receiving Party knows or has reason to know should be treated as confidential. Confidential Information includes, but is not limited to the products, services, research, formulas, compilations, programs, devices, concepts, designs, configurations, methods, techniques, strategies, processes, data, knowledge, intellectual property, know-how, and unique combinations of separate items that individually may or may not be confidential, which information is not generally known to the public and either derives economic value, actual or potential, from not being generally known or has a character such that the Disclosing Party has a legitimate interest in maintaining secrecy. Notwithstanding the foregoing, Confidential Information does not include information that, as evidenced by written records (a) was possessed by the Receiving Party before receipt; (b) is or becomes generally available to the public through no fault of the Receiving Party; (c) is rightfully received from a third party owing no duty of confidentiality; or (d) is independently developed by personnel of the Receiving Party.

(ii).   It is further agreed and understood, even if the obligations of confidentiality are governed by the exceptions recited above, the Receiving Party shall still retain in confidence the fact that any information or data supplied under this Agreement was obtained from the Disclosing Party as well as any correlation, identity, similarity, or relation between (a) the information and data acquired from the Receiving Party and (b) information which may become part of the public domain or which may be received from a third party.

Confidential Treatment Requested

B.            The Parties agree that all Confidential Information received under this Agreement shall be maintained in confidence for a period of five (5) years from the receipt of such Confidential Information. The Receiving Party (i) shall use the same standard of care to protect the confidentiality of the Confidential Information as it uses to protect its own Confidential Information, and in any event no less than a reasonable degree of care, (ii) shall limit the disclosure of Confidential Information to those personnel who have an actual need to know in order to carry out the Receiving Party's obligations under this Agreement and have a written obligation to protect the confidentiality of the Confidential Information, and (iii) shall not reproduce, or disclose the Confidential Information to any third party, in any form without the prior written consent of the other party.

C.   The Parties agree that all Confidential Information received or used by the Receiving Party in connection with this Agreement shall remain the sole and exclusive property of the Disclosing Party.

D.   Each party agrees to return all materials, including but not limited to written, recorded, or electronic materials, in their possession or control containing, reflecting, or derived from any Confidential Information belonging to the other party upon the request of that party or upon the expiration or termination of this Agreement.

ARTICLE 7
ASSIGNMENT

7.1           Neither Party shall have the right to transfer or assign any right or obligation under this Agreement by assignment, merger, acquisition, or consolidation without the prior written consent of the other party.

ARTICLE 8
RELATIONSHIP BETWEEN THE PARTIES

8.1           The relationship between the Parties shall be limited to activity relating to the development of techniques or know-how for labeling guitars and guitar strings with DNA markers. Nothing in this Agreement shall be construed to make Martin and ADNAS a partner of one another, nor shall this Agreement be construed to create a general partnership or joint venture between the Parties, nor to authorize either party to act as general agent for the other, nor to permit either party to undertake any contract or obligations for the other party, nor to pledge the credit of the other party.

8.2           Martin agrees not to compete, directly or indirectly, with ADNAS in the manufacture or sale of DNA markers or techniques for labeling or authenticating articles, for any purpose, anywhere in the world.

Confidential Treatment Requested

ARTICLE 9
TERM AND TERMINATION

9.1           This Agreement shall continue until the Parties agree that the development and creation of techniques or know-how for labeling guitars or guitar strings with DNA markers is complete, unless this Agreement is terminated earlier by ether party as provided in this Article.

9.2           Either Martin or ADNAS may terminate this Agreement by giving at least sixty (60) days written notice of termination to the other party.

9.3           In the event of a material breach by either Martin or ADNAS, the non-breaching party shall provide the breaching party with written notice of the breach and an opportunity for up to thirty (30) days after the receipt of such notice to cure the breach. If the breach is not cured to the satisfaction of the non-breaching party, then the non-breaching party may immediately terminate this Agreement by providing the breaching party with a written notice. of termination. Termination of this Agreement shall not relieve the breaching party of obligations or liability resulting from the breach.

9.4           In the event either party shall make a general assignment for the benefit of creditors, or fail to discharge within sixty (60) days any proceedings for the institution of bankruptcy, or receivership, reorganization for the benefit of creditors, or liquidation, the other party may terminate this Agreement upon thirty (30) days written notice.

9.5           In the event of termination or expiration of this Agreement, each party shall retain whatever rights it had in any developments, inventions, know-how, and patents owned as of the effective date of termination and shall be free to exploit such rights for its own accounts without obligation to the other party.

9.6           The rights and obligations of the Parties with respect to Confidential Information shall continue beyond the expiration or termination of this Agreement for the period of time specified in Article 6 above.

ARTICLE 10
NOTICES

All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if enclosed in a sealed envelope and deposited in the United States mails, postage prepaid, for delivery by first-class mail, certified, or registered and returned receipt requested, addressed as follows:

Confidential Treatment Requested

To:	C.F. Martin & Co., Inc.
510 Sycamore Street
Nazareth, PA 18064
Attention:

Applied
DNA Sciences 25 Health
Sciences Drive Stony
Brook, NY 11790
Attention: CFO

The date of properly given notice shall be the earlier of five (5) days after the notice is mailed or upon actual receipt thereof.

ARTICLE 11
INDEMNIFICATION

11.1         ADNAS shall indemnify, defend and hold harmless Martin from and against any claim, demand, suit, liability, damages, loss, or expense, including reasonable attorneys' fees and costs arising out of or related to any claim of infringement of any third party's intellectual property right in the DNA markers, reagents, or materials provided to Martin from ADNAS as part of the development work underlying this Agreement. For purposes of this Agreement, intellectual property rights include patents, trade secrets, and proprietary information.

ARTICLE 12
DISPUTE RESOLUTION

12.1         The Parties agree to cooperate to effectuate the letter and spirit of this Agreement. The Parties shall attempt in good faith to resolve any questions, issues, or disputes arising out of or relating to this Agreement or to the breach, termination, or validity of this Agreement (collectively any "Dispute"), which may occur in the future, promptly by negotiations between representatives who have authority to settle the Dispute. Such Disputes may arise during the implementation of this Agreement or later.

12.2         If the Parties are unable to resolve any Dispute on their own, the Parties shall submit the Dispute to a sole mediator selected by the Parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, the Dispute shall be referred to a sole arbitrator selected by the Parties within thirty (30) days of the mediation or, in the absence of such selection, to final and binding arbitration by a sole arbitrator under the AAA Commercial Arbitration Rules in effect on the date of this Agreement. The mediation and arbitration shall be conducted in Nazareth, Pennsylvania.

Confidential Treatment Requested

12.3         Any arbitration award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just, and within the scope of the Agreement; (ii) may in appropriate circumstances include injunctive relief; (iii) shall be made within four (4) months of the appointment of the arbitrator; and (iv) may be entered in any court. The arbitrator shall determine issues of arbitrability but may not limit, expand, or otherwise modify the terms of the Agreement. The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim to such excess damages.

12.4         The Parties, their representatives, other participants, and the mediator and arbitrator shall hold the existence, content, and result of mediation and arbitration in confidence. A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate. The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination. Each party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

ARTICLE 13
GENERAL PROVISIONS

13.1         This Agreement shall be binding on and inure to the benefit of the Parties, including all parents, subsidiaries, or affiliates, along with all persons under the control of any of the foregoing, including without limitation all agents, attorneys, independent contractors, partners, employees, principals, owners, shareholders, officers, directors, executors, and administrators.

13.2         Each party represents and warrants that: (i) it has the full power and authority to enter into this Agreement and perform each of its obligations hereunder; and (ii) no litigation or pending or threatened claims of litigation exist that may adversely affect its ability to perform its obligations hereunder or its rights granted hereunder.

13.3         Neither party shall be responsible or liable to the other party for delays or failures to perform under this Agreement due to force majeure, labor disputes, or other similar or dissimilar causes beyond its control.

13.4         No assignment of this Agreement shall relieve the assignor of any of its liabilities under this Agreement.

13.5         This Agreement constitutes the entire understanding and agreement of the Parties and supersedes any prior understandings, agreements, representations, warranties, statements, and promises, whether written or oral, regarding the subject matter of this Agreement. Neither of the Parties shall be bound by or charged with any oral or written agreement, representation, warranty, statement, promise, or understanding with respect to the subject matter of this Agreement that is not specifically set forth or referred to in this Agreement.

Confidential Treatment Requested

13.6         This Agreement may not be amended, altered, or modified except by an instrument in writing signed by the duly authorized representatives of the Parties.

13.7         No delay or failure on the part of either party to this Agreement in exercising any right, power, or privilege under this Agreement shall impair any such right, power, or privilege or be construed as a waiver or acquiescence thereto; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No waiver shall be valid against either party, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

13.8         The use of headings in this Agreement is merely for convenience and shall have no legal effect, and such headings shall not be referred to in construing any provisions of this Agreement.

13.9         This Agreement may be executed in multiple counterparts each of which shall constitute an original and all of which shall constitute a single agreement.

13.10       This Agreement shall be interpreted and construed, and all legal relations created in this Agreement shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of its conflict of laws provisions. Any litigation relating to this Agreement shall be commenced in courts having jurisdiction over Northampton County, Pennsylvania, and each party consents to the jurisdiction of such courts solely for this purpose.

13.11       The Parties agree that if any provision of this Agreement or the application thereof is held to be void or voidable, illegal, unenforceable, or invalid, the remaining provisions or applications of this Agreement shall remain in full force and unaffected. If any provision is held to be void or voidable, illegal, unenforceable, or invalid, by any court, administrative agency, arbitrator, or mediator, the parties agree to negotiate in good faith to amend such provision to conform as nearly as possible, in accordance with applicable law, to the intended purpose and intent of the original provision.

In witness whereof the parties have caused this Agreement to be executed by their duly authorized representatives, effective the date first set forth above.

C.F. MARTIN & CO., INC.	Applied DNA Sciences

/s/ Gregory Paul	/s/ Kurt H. Jensen
By: Gregory Paul	By: Kurt H. Jensen
Title: Vice President, Corporate Operations	Title: CFO
Date: 7/12/11	Date: 7/18/11